Exhibit 23.1

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Xtend AI Robotics, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our reports dated April 28, 2026, with respect to the consolidated financial statements of Xtend Reality Expansion Ltd. included in the Prospectus of Xtend AI Robotics, Inc. filed pursuant to Rule 424(b) on August 11, 2026, relating to the Registration Statement on Form S-4/A3 (No. 333-295380) dated August 3, 2026.

/s/Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel Aviv, Israel
September 4, 2026